Exhibit 99.1
CONTACT:  RAOUL J. WITTEVEEN
         (212) 916-3261

NEWS FOR IMMEDIATE RELEASE

                INTERPOOL ANNOUNCES SALE OF 7.20% NOTES DUE 2007

PRINCETON, NJ, August 1, 1997 - Interpool, Inc. (NYSE:IPX) announced today that it has entered into an agreement to sell $75 million aggregate principal amount of 7.20% Notes due 2007. The transaction is expected to close on August 5, 1997. The 7.20% Noes are being sold in a private transaction pursuant to Rule 144A under the Securities Act of 1933. The 7.20% Notes are in addition to the $150 million of 7.35% Notes Due 2007 which closed on July 29, 1997.

Interpool expects to use the net proceeds from the issuance of the 7.20% Notes, estimated at approximately $74 million, for general corporation purposes, which may include repayment of secured indebtedness of the company and/or its subsidiaries, the purchase of equipment, acquisitions and/or working capital.

Interpool, originally founded in 1968, is one of the world's leading lessors of intermodal dry cargo containers and is the second largest lessor of intermodal container chassis in the United States. The company leases its containers and chassis to over 200 customers, including nearly all of the world's 20 largest international container shipping lines.

The 7.20% Notes will not be registered under the Securities Act of 1933 and may not be offered of sold in the United States or to any U.S. Person absent registration or an applicable exemption from registration requirements.

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